Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

DATED AS OF APRIL 27, 2017

BY AND BETWEEN

ENBRIDGE ENERGY PARTNERS, L.P.

AND

ENBRIDGE ENERGY COMPANY, INC.

TABLE OF CONTENTS

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of April 27, 2017 (this “Agreement”), is by and between Enbridge Energy Partners, L.P., a Delaware limited partnership (“EEP” or “Seller”), and Enbridge Energy Company, Inc., a Delaware corporation (“EECI” or “Buyer”). Certain capitalized terms used in this Agreement are defined in Article I.

W I T N E S S E T H:

WHEREAS, Buyer is party to that certain Agreement and Plan of Merger, dated as of January 26, 2017 (the “Merger Agreement”), by and among Buyer, Enbridge Holdings (Leather) L.L.C., a Delaware limited liability company and wholly owned subsidiary of Buyer (“Merger Sub”), Midcoast Energy Partners, L.P., a Delaware limited partnership (“MEP”), and Midcoast Holdings, L.L.C., a Delaware limited liability company and the general partner of MEP (“MEP GP”), pursuant to which, among other things, and subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will be merged with and into MEP, with MEP surviving the merger (the “Merger”);

WHEREAS, following the consummation of the Merger, Buyer will own a 48.1% limited partner interest in MEP;

WHEREAS, Seller owns (i) a 48.4% limited partner interest (the “MOLP Interest”) in Midcoast Operating, L.P., a Delaware limited partnership (“MOLP”), (ii) 1,335,056 Class A common units and 22,610,056 Class B common units representing a 51.9% limited partner interest in MEP (the “MEP Interest”) and (iii) a 100% membership interest in MEP GP (the “MEP GP Interest” and, together with the MOLP Interest and the MEP Interest, the “Subject Interests”);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Subject Interests at the Closing (as defined below) in accordance with and subject to the terms and conditions set forth in this Agreement;

WHEREAS, following the Merger and the closing of the transactions contemplated by this Agreement, Buyer will (i) directly own a 100% limited partner interest in MEP, (ii) indirectly own a 100% limited partner interest in MOLP and (iii) directly own a 100% membership interest in MEP GP;

WHEREAS, the parties are entering into this Agreement as a result of a strategic review process undertaken by EEP, and the transactions contemplated by this Agreement are part of several restructuring transactions being entered into on the date hereof by and between the parties and/or their respective affiliates designed to improve EEP’s business risk profile and strengthen its financial condition;

WHEREAS, a special committee of independent directors (the “Special Committee”) of the Board of Directors of Enbridge Energy Management, L.L.C. (the “Board of Directors of EEM”), as delegate of EECI, the general partner of EEP, has previously (i) received an opinion (the “Fairness Opinion”) of Robert W. Baird & Co., Inc., the financial advisor to the Special Committee, that the transactions contemplated by this Agreement are fair, from a financial point of view, to Seller and to the unaffiliated common unitholders of Seller (collectively, the “Public Unitholders”); (ii) after an evaluation of, among other things, the Fairness Opinion and the proposed terms and conditions of this Agreement and the transactions contemplated hereby, determined that the transactions contemplated by this Agreement are fair and reasonable to EEP, including the Public Unitholders; and (iii) unanimously recommended that the Board of Directors of EEM approve this Agreement and the transactions contemplated hereby;

WHEREAS, subsequently, the Board of Directors of EEM has approved this Agreement and the transactions contemplated hereby upon the terms and conditions set forth herein; and

WHEREAS, the respective parties have taken or caused to be taken all limited liability company or corporate action, as the case may be, required to approve this Agreement and the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

Article I.

Defined Terms; Construction

Section 1.1            Definitions.

(a)                As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, (a) Seller and its Subsidiaries shall not be considered an Affiliate of Buyer and (b) Buyer and its Subsidiaries shall not be considered an Affiliate of Seller or any of its Subsidiaries.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, in each case including the rules and regulations promulgated thereunder, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Board of Directors of EEM” has the meaning set forth in the Recitals.

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“Business Day” means a day except a Saturday, a Sunday or other day on which the banks in the city of Houston, Texas are authorized or required by applicable Law to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“EECI” has the meaning set forth in the Preamble.

“EEP” has the meaning set forth in the Preamble.

“EEP Credit Facilities” means collectively, (i) the Credit Agreement, dated September 26, 2011, between EEP, as Borrower, and Bank of America, N.A., as Administrative Agent and the other lenders party thereto, as amended; (ii) the Credit Agreement dated as of July 6, 2012, by and among EEP, JP Morgan Chase Bank, National Association, as administrative agent for the lenders, letter of credit issuer, swing line lender and lender and the other lenders from time to time parties thereto, as amended; (iii) the Credit Agreement dated as of June 26, 2016, by and among EEP and Enbridge (US); and (iv) the Credit Agreement dated as of February 15, 2017, by and among EEP and Enbridge (US).

“Enbridge (US)” means Enbridge (U.S.) Inc., a Delaware corporation.

“Fairness Opinion” has the meaning set forth in the Recitals.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state, local, tribal, domestic, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Laws” means any law, statute, constitution, fundamental principle of common law, ordinance, rule, regulation, code, injunction, order, judgment, settlement, ruling, decree, directive, code, writ, binding case law, governmental guideline or interpretation having the force of law or legally enforceable requirement issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Authority.

“Liens” means any pledge, lien, charge, mortgage, encumbrance, option, right of first refusal or other preferential purchase right, adverse claim and interest, or security interest of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various States of the United States or similar Law of other applicable jurisdictions).

“Material Adverse Effect” means, with respect to either Seller or Buyer, any change, effect, event or occurrence that, individually or in the aggregate, (x) is or would reasonably be expected to be material and adverse to the financial position, results of operations, business or assets of Seller and its Subsidiaries taken as a whole, or Buyer and its Subsidiaries taken as a whole, respectively, or (y) materially impairs or delays, or could reasonably be expected to materially impair or delay, the ability of Seller or Buyer, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement.

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“MEP” has the meaning set forth in the Recitals.

“MEP Class A Units” has the meaning set forth in Section 5.6(a).

“MEP Credit Agreement” means the Credit Agreement, dated as of November 13, 2013, by and among MEP, as Parent Borrower, MOLP, as Opco Borrower, Bank of America, N.A., as administrative agent, and the other lenders party thereto, as amended.

“MEP GP” has the meaning set forth in the Recitals.

“MEP GP Interest” has the meaning set forth in the Recitals.

“MEP GP LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of MEP GP, dated as of November 6, 2013.

“MEP Interest” has the meaning set forth in the Recitals.

“MEP LP Agreement” means the First Amended and Restated Agreement of Limited Partnership of MEP, dated as of November 13, 2013, as amended.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“MOLP” has the meaning set forth in the Recitals.

“MOLP Interest” has the meaning set forth in the Recitals.

“MOLP LP Agreement” means the Amended and Restated Agreement of Limited Partnership of MOLP, dated as of November 13, 2013.

“Note Purchase Agreement” means the Note Purchase Agreement, dated as of September 30, 2014, by and among MEP and the purchasers named therein.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, partnership agreement, operating agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning set forth in Section 7.1(b).

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“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Proceeding” means any actual or threatened claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Public Unitholders” has the meaning set forth in the Recitals.

“Purchase Price” has the meaning set forth in Section 2.1.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seventh A&R Partnership Agreement” has the meaning set forth in Section 5.2.

“Special Committee” has the meaning set forth in the Recitals.

“Subject Interests” has the meaning set for in the Recitals.

“Subsidiary” when used with respect to any Person, means any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partner interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such party; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, Seller and its Subsidiaries shall not be considered Subsidiaries of Buyer.

Section 1.2            Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a)                the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b)               examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c)                the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

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(d)               all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e)                the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

(f)                a defined term has its defined meaning throughout this Agreement and each exhibit to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g)               all references to prices, values or monetary amounts refer to United States dollars;

(h)               wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(i)                 this Agreement has been jointly prepared by the parties, and this Agreement will not be construed against any Person as the principal draftsperson of this Agreement or thereof and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement;

(j)                 each covenant, term and provision of this Agreement will be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the parties and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of such prior drafts;

(k)               the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(l)                 any references herein to a particular Section or Article means a Section or Article of this Agreement unless otherwise expressly stated herein;

(m)             all references to days mean calendar days unless otherwise provided; and

(n)               all references to time mean Houston, Texas time.

Article II.

PURCHASE AND SALE OF THE SUBJECT INTERESTS; CLOSING

Section 2.1            Purchase and Sale of the Subject Interests. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, transfer and assign to Buyer the Subject Interests in consideration of a payment by Buyer to Seller of $1,310,000,000 (the “Purchase Price”). The parties acknowledge and agree that the outstanding borrowings under the MEP Credit Agreement and the senior notes issued pursuant to the Note Purchase Agreement will each remain in place at MEP following the Closing in accordance with their respective terms, and any indebtedness outstanding under such agreements shall remain outstanding as an obligation of MEP and the Purchase Price shall not be increased or decreased on account thereof. At the Closing, (i) Buyer shall agree to be bound by the MEP GP LLC Agreement and shall be admitted as the sole member of MEP GP notwithstanding anything to the contrary in the MEP GP LLC Agreement and (ii) Buyer shall agree to be bound by the MOLP LP Agreement and shall be admitted as a limited partner of MOLP.

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Section 2.2            Closing. Subject to the provisions of Article VI, the closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the third Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as Seller and Buyer shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Article III.

Representations OF SELLER

Section 3.1            Representations of Seller. Seller represents and warrants to Buyer as follows:

(a)                Seller has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement, and the consummation by Seller of the transactions contemplated hereby, have been duly authorized by all necessary partnership action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery of this Agreement by the other party hereto, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)               The execution, delivery and performance by Seller of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right (including a right of termination, cancellation or acceleration of any obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or give rise to any right of notice, acceleration or termination under, or result in the creation of any Lien upon any of the properties or assets of Seller or any of its Subsidiaries under, any provision of (i) the Organizational Documents of Seller or any of its Subsidiaries, or (ii) subject to the filings and other matters referred to in Section 3.1(c) and Section 5.1, any Law applicable to Seller or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of this clause (ii), any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller.

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(c)                No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Seller in connection with the execution, delivery and performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated by this Agreement, except for (a) any filings required or advisable under the HSR Act or any other Antitrust Law and (b) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller.

(d)               Seller has good and valid title to the Subject Interests, and Seller is not a party to any contract, arrangement or commitment obligating Seller to sell, transfer or deliver the Subject Interests, other than this Agreement.

Article IV.

Representations and Warranties of BUYER

Section 4.1            Representations of Buyer. Buyer represents and warrants to Seller as follows:

(a)                Buyer has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement, and the consummation by Buyer of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery of this Agreement by the other party hereto, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)               The execution, delivery and performance by Buyer of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right (including a right of termination, cancellation or acceleration of any obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or give rise to any right of notice, acceleration or termination under, or result in the creation of any Lien upon any of the properties or assets of Buyer or any of its Subsidiaries under, any provision of (i) the Organizational Documents of Buyer or any of its Subsidiaries, or (ii) subject to the filings and other matters referred to in Section 4.1(c) and Section 5.1, any Law applicable to Buyer or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of this clause (ii), any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

(c)                No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated by this Agreement, except for (a) any filings required or advisable under the HSR Act or any other Antitrust Law and (b) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

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(d)               Buyer has, and at the Closing Date will have, available to it sources of immediately available funds sufficient to pay all amounts required to be paid in connection with the transactions contemplated by this Agreement, including the Purchase Price.

(e)                Buyer is acquiring the Subject Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Subject Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Subject Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Subject Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

(f)                Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of MOLP, MEP and MEP GP, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of such entities for such purpose. Buyer acknowledges and agrees that: (i) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article III of this Agreement; and (ii) neither Seller nor any other person has made any representation or warranty as to Seller, the Subject Interests or this Agreement, except as expressly set forth in Article III of this Agreement.

Article V.

Additional Covenants and Agreements

Section 5.1            Cooperation and HSR Filing.

(a)                Subject to the terms and conditions of this Agreement, Seller, on the one hand, and Buyer, on the other hand, shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) its commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing as promptly as practicable and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby and (iii) defend any proceedings challenging this Agreement or the consummation of the transactions contemplated hereby.

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(b)               In furtherance and not in limitation of the foregoing, (i) each party hereto (including by their respective Subsidiaries) agrees to make an appropriate filing (if required) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 15 business days after the date of this Agreement or any later date on which the parties agree that there is an HSR filing requirement (unless a later date is mutually agreed to by the parties hereto) and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its commercially reasonable efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 5.1 necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act and to obtain approvals or consents under any other applicable Antitrust Laws as soon as practicable.

(c)                Each party hereto (including by their respective Subsidiaries) agrees to use their reasonable best efforts to (i) resolve any objections that a Governmental Authority or other Person may assert under any Antitrust Law with respect to the transactions contemplated hereby, and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby, in each case, so as to enable the Closing to occur as promptly as practicable, and including offering, accepting and agreeing to (A) dispose or hold separate any part of Buyer’s, Seller’s or their respective Subsidiaries’ businesses, operations or assets (or a combination thereof) or (B) restrict the manner in which Buyer, Seller or their Subsidiaries may carry on business in any part of the world; provided, however, that neither party hereto (including their respective Subsidiaries) shall be required to offer, accept or agree to the actions in clauses (A) and/or (B) if the fair market value of any such dispositions or holdings separate of, and/or limitations or restriction on, individually or in the aggregate exceeds $100,000,000.

Section 5.2            Repayment of Series 1 Preferred Unit Payment Deferral. Subject to the terms and conditions of this Agreement, unless otherwise repaid by Seller prior to the Closing Date, Seller shall apply $357,250,000 of the Purchase Price to the repayment to Buyer of the Payment Deferral (as such term is defined in the Seventh Amended and Restated Agreement of Limited Partnership of Seller, dated as of January 2, 2015, as amended (the “Seventh A&R Partnership Agreement”)) with respect to the Series 1 Preferred Units (as such term is defined in the Seventh A&R Partnership Agreement).

Section 5.3            Conduct of Business. Except (i) as provided in this Agreement, (ii) as required by applicable Law, (iii) as provided in the Seventh A&R Partnership Agreement or (iv) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement until the Closing Date, Seller shall not, and shall cause each of its Subsidiaries not to:

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(a)                (i) (A) conduct MEP’s business and the business of its Subsidiaries other than in the ordinary course, or (B) fail to use commercial reasonable efforts to preserve intact its business organization, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, except in either case of clause (A) or (B) that could not reasonably be expected to have a Material Adverse Effect or (ii) take any action that could reasonably be expected to have a Material Adverse Effect, or materially delay any approvals required for, or the consummation of, the transactions contemplated hereby; or

(b)               make or declare distributions to the holders of any equity interests in MEP, other than in the ordinary course of business pursuant to Section 5.3(a), provided that MOLP shall not make or declare distributions to EEP at any time after the date hereof.

Section 5.4            Fees and Expenses. All fees and expenses incurred in connection with the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

Section 5.5            Termination of Certain Agreements. During the period from the date of this Agreement until the Closing Date, Seller and Buyer shall use (and shall cause their respective Affiliates to use) commercially reasonable efforts to terminate, effective as of the Closing Date, all of the agreements listed on Schedule 5.5.

Section 5.6            MEP Credit Agreement.

(a)                From and after the date of this Agreement until the Closing Date, upon written notice from EEP to EECI that MEP’s Total Leverage Ratio (as defined in the MEP Credit Agreement) is reasonably expected by MEP’s management to exceed 5.0 on the applicable reporting date under the MEP Credit Agreement with respect to the first quarter of 2017, EECI hereby agrees to purchase, and Seller hereby agrees to cause MEP to issue and sell to EECI, up to $300,000,000 of Class A units representing limited partner interests in MEP (“MEP Class A Units”), at a price per MEP Class A Unit of $8.00.  The amount of MEP Class A Units that EECI will be required to purchase pursuant to this Section 5.6(a) will be limited to the amount necessary to cause MEP’s Total Leverage Ratio to be less than 5.0; provided that, in EECI’s discretion, EECI may purchase and Seller will cause MEP to issue and sell to EECI an amount of MEP Class A Units up to the amount necessary to cause MEP’s Total Leverage Ratio to be less than 4.25, and, provided further that in no event will EECI be required to purchase more than $300,000,000 of MEP Class A Units pursuant to this Section 5.6(a).

(b)               In the event that this Agreement is terminated or the transactions contemplated by this Agreement are not otherwise consummated and EECI has purchased MEP Class A Units pursuant to Section 5.6(a), EEP shall promptly purchase from EECI, at a price per MEP Class A Unit of $8.00, a number of MEP Class A Units equal to the number obtained by multiplying (x) the total number of MEP Class A Units purchased by EECI pursuant to Section 5.6(a) and (y) EEP’s Percentage Interest (as defined in the MEP LP Agreement) in MEP prior to the date of any purchases of MEP Class A Units by EECI pursuant to Section 5.6(a).

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Article VI.

Conditions TO Closing

Section 6.1            Conditions to Obligations of the Parties. The obligations of each of the parties to consummate the Closing are subject to the satisfaction of the following conditions:

(a)                Regulatory Approval. Any waiting period applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired, and any approval or consent under any other applicable Antitrust Law shall have been obtained.

(b)               Merger Closing. The Merger shall have closed in accordance with the terms of the Merger Agreement.

(c)                Waivers Under EEP Credit Facilities. Seller shall have received a waiver, consent or approval, in a form mutually satisfactory to the Parties, with respect to any and all provisions of the EEP Credit Facilities necessary to consummate the transactions contemplated hereby.

Section 6.2            Conditions to Obligations of Seller. In addition to Section 6.1, the obligations of Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a)                Representations and Warranties of Buyer. The representations and warranties of Buyer qualified as to materiality or Material Adverse Effect set forth herein shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). Seller shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to such effect.

(b)               Performance of Obligations of Buyer. Buyer shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date. Seller shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to such effect.

(c)                Termination of Related Party Transactions. The agreements listed on Schedule 5.5 will have been terminated on or prior to the Closing.

Section 6.3            Conditions to Obligations of Buyer. In addition to Section 6.1, the obligations of Buyer to consummate the Closing are subject to the satisfaction of the following conditions:

(a)                Representations and Warranties of Seller. The representations and warranties of Seller qualified as to materiality or Material Adverse Effect set forth herein shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). Buyer shall have received a certificate signed on behalf of Seller by an executive officer of Seller to such effect.

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(b)               Performance of Obligations of Seller. Seller shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date. Buyer shall have received a certificate signed on behalf of Seller by an executive officer of Seller to such effect.

Article VII.

Termination

Section 7.1            Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a)                by the mutual written consent of Seller and Buyer; or

(b)               by either of Seller or Buyer if the Closing shall not have been consummated on or before October 24, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to (i) Seller if the failure to satisfy such condition was due to the failure of Seller to perform and comply in all material respects with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to the Closing or (ii) Buyer if the failure to satisfy such condition was due to the failure of Buyer to perform and comply in all material respects with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to the Closing.

Section 7.2            Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become null and void (other than the provisions in this Section 7.2 and Article VIII, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 7.2, there shall be no liability on the part of any of Seller or Buyer or their respective directors, officers and Affiliates, provided, however, that no such termination shall relieve any party hereto from any liability for any failure to consummate the transactions contemplated hereby when required pursuant to this Agreement.

Article VIII.

Miscellaneous

Section 8.1            Survival; Indemnity. All representations and warranties made herein shall survive the Closing Date. Seller agrees to indemnify and hold Buyer harmless from any and all losses, damages, claims, actions and proceedings, including any legal or other expenses, arising out of any breach of any representation or warranty made by Seller herein. Buyer agrees to indemnify and hold Seller harmless from any and all losses, damages, claims, actions and proceedings, including any legal or other expenses, arising out of any breach of any representation or warranty made by Buyer herein.

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Section 8.2            Amendment or Supplement. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by Seller and Buyer, provided, however, that this Agreement may not be amended, modified or supplemented unless such amendment, modification or supplement is approved by the Special Committee. Whenever a determination, decision, approval, consent or agreement of the Seller is required pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under this Agreement) or to enforce the terms of this Agreement, such determination, decision, approval, consent or agreement must be authorized by the Special Committee.

Section 8.3            Extension of Time, Waiver, Etc. At any time prior to the Closing Date, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, (c) waive compliance by any other party hereto with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions or (d) make or grant any consent under this Agreement, provided, however, that Seller shall not take or authorize any such action without the prior approval of the Special Committee. Notwithstanding the foregoing, no failure or delay by Seller or Buyer in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4            Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Buyer may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any Subsidiary of Buyer, but no such assignment shall relieve Buyer of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

Section 8.5            Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.6            Entire Understanding; No Third-Party Beneficiaries. This Agreement and any certificates delivered by any party pursuant to this Agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of this clause (b), the provisions of Section 8.10. Notwithstanding anything to the contrary in this Agreement, Section 8.10 shall be for the benefit of, and enforceable by, any financing sources or lender providing financing in connection with the transaction contemplated hereby. Any inaccuracies in the representations and warranties set forth in this Agreement are subject to waiver by the parties hereto in accordance with Section 8.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

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Section 8.7            Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)                This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State, regardless of the Law that might otherwise govern under applicable principles of conflicts of Law thereof. Each of the parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto consents to service of process being made upon it through the notice procedures set forth in Section 8.8, irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 8.7(a) is solely for the purposes referred to in this Section 8.7(a) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purposes.

(b)               EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

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Section 8.8            Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by facsimile transmission, or mailed through a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

If to Seller, to:

Enbridge Energy Partners, L.P.

c/o Enbridge Energy Management, L.L.C.

1100 Louisiana Street, Suite 3300

Houston, Texas 77002
Attention: Corporate Secretary
Facsimile: 713-821-2229

Email: USCorporateSecretary@enbridge.com

with copies (which shall not constitute notice) to:

Vinson & Elkins LLP

1001 Fannin Street

Suite 2500

Houston, TX 77002-6760
Attention: Michael S. Telle

Email: mtelle@velaw.com

If to Buyer, to:

Enbridge Energy Company, Inc.
1100 Louisiana St., Suite 3300

Houston, TX 77002

Attention: Corporate Secretary
Facsimile: 713-821-2229

Email: USCorporateSecretary@enbridge.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention: William N. Finnegan IV
Email: bill.finnegan@lw.com

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Notices will be deemed to have been received (x) on the date of receipt if (i) delivered by hand or nationally recognized overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified above or another number or numbers as such Person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery) or (y) on the date five Business Days after dispatch by certified or registered mail.

Section 8.9            Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.10        Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, financing source, lender, agent, attorney, representative or affiliate of any party hereto or of any of their respective Affiliates shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SELLER: ENBRIDGE ENERGY PARTNERS, L.P.

By: Enbridge Energy Management, L.L.C. as delegate of Enbridge Energy Company, Inc., its General Partner
By:	/s/ STEPHEN J. NEYLAND
Name:	Stephen J. Neyland
Title:	Vice President - Finance

BUYER: ENBRIDGE ENERGY COMPANY, INC.
By:	/s /MARK A. MAKI
Name:	Mark A. Maki
Title:	President

[Signature Page to Purchase and Sale Agreement]

Schedule 5.5

AGREEMENTS TO BE TERMINATED PRIOR TO CLOSING

1.	Intercorporate Services Agreement, dated effective as of November 13, 2013, by and among Enbridge Energy Partners, L.P., Midcoast Energy Partners, L.P. and Midcoast Operating, L.P.

2.	Financial Support Agreement, dated as of November 13, 2013, by and between Midcoast Operating, L.P. and Enbridge Energy Partners, L.P.

3.	Omnibus Agreement, dated as of November 13, 2013, by and among Enbridge Inc., Enbridge Energy Partners, L.P., Midcoast Energy Partners, L.P., Midcoast Holdings, L.L.C., Midcoast OLP GP, L.L.C., and Midcoast Operating, L.P.

[Signature Page to Purchase and Sale Agreement]